STOCK OPTION AGREEMENT


         THIS AGREEMENT is dated this 1st day of May, 1996, between BAB Holdings, Inc., an Illinois corporation (the "Company") and Bagels Unlimited, Inc., a Wisconsin corporation ("Optionee").

                                WITNESSETH, THAT:

         WHEREAS, the Company has agreed to grant this stock option to Optionee pursuant to that certain Asset Purchase Agreement dated May 1, 1996 by and among the Company, Bagels Unlimited, Inc., Donald Nelson, and Mary Ann Varichak;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

         1. Grant of Option. The Company hereby grants to Optionee an option to purchase from the Company all or any part of an aggregate amount of 100,000 shares of the common stock of the Company at an option price of $4.00 per share.

         2. Exercise Period. This option shall be exercisable on and after May 1, 1996 for a period of five (5) years, expiring at 5:00 p.m. CST on April 30, 2001.

         3. Exercise of Option. This option may be exercised only by submitting written notice of intent to exercise to the Company at its office at 8501 W. Higgins Road, Suite 320, Chicago, IL. Such notice shall state the number of shares in respect of which the option is being exercised and shall be accompanied by payment for such shares in cash, certified or cashier's check or by personal check, or other form of payment acceptable to the Company.

         4. Exercise Upon Death. In the event that Optionee shall die (if Optionee is a natural person) during the term of this Agreement, this option may be exercised to the extent that the Optionee was entitled to do so at the date of death by the person or persons to whom Optionee's rights under this option pass by will or applicable law.

         5. No Right to Continued Compensation. Nothing contained in this Agreement shall obligate the Company to continue to accept and pay for any products or services of Optionee, nor shall anything contained in this Agreement interfere with the right of the Company to terminate any contract or relationship with Optionee.

         6. No Shareholder Rights. Optionee shall have no rights as a shareholder with respect to any shares of common stock subject to this option prior to the date of issuance of a certificate or certificates for such shares.

         7. Investment Representation. Notice of the exercise of this option shall include a representation that any option shares purchased shall be acquired as an investment and not with a view to, or for sale in connection with, any subsequent distribution. The Company and Optionee acknowledge that the shares which may be acquired upon exercise hereof are the subject of a Registration Rights Agreement dated May 1, 1996 by and between the Company and Bagels Unlimited, Inc., whereby said shares may be included for resale by Optionee in certain registrations of securities under the Securities Act of 1933, as amended, (the "Securities Act") which may be undertaken by the Company.

         8. Compliance with Law and Regulations. The Optionee acknowledges that this option may not be exercised until the Company has taken all actions then required to comply with all applicable federal and state laws, rules and regulations and any exchange on which the stock may then be listed. The certificates representing the shares purchased upon the exercise of this option shall bear a legend in substantially the following form:

         These shares have not been registered pursuant to the Securities Act of 1933, as amended, or any regulations promulgated thereunder or any applicable state securities laws or regulations. No sale, offer to sell, or transfer of these shares shall be made unless a registration statement under the Securities Act of 1933, as amended, with respect to such shares is then in effect or an exemption from the registration requirements thereof is available.

         9. Non-Transferability. This option shall be exercisable only by the Optionee and shall not be transferable except pursuant to operation of law.

         10. Other Assistance. Upon the exercise of this option the Optionee or other person exercising the option agrees to execute any document or make any representation or give any commitment which the Board of Directors, in its discretion, deems necessary or advisable by reason of the securities laws of the United States or any state, and execute any document for the purpose of restricting the transfer of stock to third parties.

         11. Company Assurance. The Company agrees that on April 30, 2001, the Company shall pay to Optionee, in cash, an amount equal to (A) the number of option shares which have been purchased and subsequently sold by Optionee, (B) multiplied by (i) $6.00, subject to adjustment by a fraction which takes account of increases or decreases in total number of shares of the Company's Common Stock issued and outstanding as a result of stock splits, stock dividends, stock consolidations, or similar events affecting all holders of the Company's Common Stock (as to such price, as adjusted if applicable, the "Target Price"), (ii) minus the greater of the aggregate exercise price paid for such option shares and the aggregate sale price of the option shares; provided, however, that if during any period prior to April 30, 2001, the closing sale price of the Company's Common Stock as reported on Nasdaq is equal to or greater than the Target Price for 10 business days during any 20 consecutive business days, this
Section 11 shall immediately lapse at close of business on the 10th day and shall thereafter be void and of no force or effect. In any event, this Section 11 shall be void and of no further force or effect upon the Option expiration date set forth in Section 2.

         12. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the legal representatives, executors, administrators, successors and assigns of each parties to this Agreement.

         13. Complete Agreement. This Agreement sets forth the entire understanding of the parties hereto and shall not be amended, changed or terminated except by an instrument in writing signed by the parties to this Agreement.

         14. Counterparts and Governing Law. This Agreement may be executed in counterparts, and its validity, construction and performance, shall be governed by the laws of the State of Illinois.

         IN WITNESS WHEREOF, the parties have executed this Agreement the date first above written.

                                   BAB HOLDINGS, INC.



                                     By /s/ Michael K. Murtaugh

                                            Its Vice President and
                                                 General Counsel


ACCEPTED:

BAGELS UNLIMITED, INC.



By /s/ Mary Ann Varichak

         Its President